Revised Schedule A

(1) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.20000%
For the next $2.5 billion	0.19500%
For the next $2.5 billion	0.19000%
For the next $2.5 billion	0.18500%
For the next $5 billion	0.18000%
For the amount over $15 billion	0.17000%

Fund	Ticker	Effective Date of Agreement
First Trust High Income Strategic Focus ETF (formerly First Trust Strategic Income ETF)	HISF	July 25, 2014

(2) On the Amendment Date and thereafter, for as long as at least one of its Fee Waiver Agreements remains in effect, the investment management fee of the Fund listed below shall continue to be equal to the annual rate of 0.45% of such Fund’s average daily net assets. If its Fee Waiver Agreements expire or are otherwise terminated, then effective as of the date of the expiration or termination of its last Fee Waiver Agreement remaining in effect, such Fund’s investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.45000%
For the next $2.5 billion	0.43875%
For the next $2.5 billion	0.42750%
For the next $2.5 billion	0.41625%
For the amount over $10 billion	0.40500%

Fund	Ticker	Effective Date of Agreement
First Trust Enhanced Short Maturity ETF	FTSM	August 1, 2014

(3) Effective as of the Amendment Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.65000%
For the next $2.5 billion	0.63375%
For the next $2.5 billion	0.61750%
For the next $2.5 billion	0.60125%
For the amount over $10 billion	0.58500%

Fund	Ticker	Effective Date of Agreement
First Trust Low Duration Opportunities ETF	LMBS	October 10, 2014
First Trust Long Duration Opportunities ETF	LGOV	December 31, 2018